SEPARATION AGREEMENT and RELEASE

This Separation Agreement and Release (“Agreement”) affects an agreeable termination in connection with resignation from employment of Jeffrey D. Thomas (“Executive”) from Ambassadors Group, Inc. (“Company”), as well as resolution of any claims, known and unknown, now existing between the parties. Executive and Company agree as follows:

1.
Resignation and Release from Employment. Executive tenders his resignation from employment by Company and as an officer and director of Company, and Company accepts such resignation, so that Executive is released from full time employment effective February 25, 2013 (the “Release Date”).  Executive and Company are parties to an Employment Agreement dated September 27, 2006 (the “Employment Agreement”).  Executive and Company agree that:

a.
Executive’s resignation will be treated as a resignation for “Good Reason” under the Employment Agreement.  Both parties acknowledge that they have agreed there is “Good Reason” for resignation and neither party will contest such finding;

b.	There has not been a “Change of Control” as defined in the Employment Agreement. Neither party will contend in any proceeding that there has been a Change of Control;

c.	Executive’s resignation is effective on the Release Date, so that the delayed date for a resignation for Good Reason provided in Section 4.2 of the Employment Agreement will not apply; and

d.
Executive’s compensation as provided in this Agreement is based on the termination payments provided for in Section 4.2 and Section 5.8 of the Employment Agreement.  Because there has not been a Change of Control, Executive will not receive enhanced termination payments provided for under Section 4.2(iii) of the Employment Agreement.

2.	Payment. In consideration for each of the terms of this Agreement, Company will provide Executive with the following payments:

a.	$1,538.46 representing Executive’s accrued base salary and $42,565.38 vacation accrual through the Release Date (this amount is computed pursuant to Section 4.2(i) of the Employment Agreement);

b.
$3,283.38 representing the projected cost of Executive’s medical insurance under COBRA for the eighteen (18) month period immediately following the Release Date.  Executive will be eligible to continuation of Company’s health care benefits as set forth in COBRA for 18 months after the Release Date if Executive elects continuation benefits (this amount is computed pursuant to Section 4.2(ii) of the Employment Agreement);

c.
$778,618 representing an amount equal to the average of Executive’s annual base salary, cash bonus and value of stock based compensation for 2011 and 2012 computed as follows:  2011 amounts of $400,000 (base salary) + $0 (cash bonus) + $365,853 (stock based compensation) plus 2012 amounts of $400,000 + $109,519 (cash bonus) + $281,864 (stock based compensation), total of $1,557,236 divided by 2 (this amount is computed pursuant to Section 5.8 of the Employment Agreement);

The payments provided for in this Section 2 are in lieu of any payments under the Employment Agreement.  The payments provided in Section 2(a) shall be made in accordance with the Company’s normal payroll practices for terminating employees.    All other payments provided in this Section 2 shall be paid in full on the first business day following six months after Executive’s  separation from service as defined in Section 409A of the Code;  provided, that if Executive dies before such payment or portion of a payment has been paid, such unpaid amounts shall be paid as soon as practicable following Executive’s death to the personal representative of Executive’s estate.  Executive’s entitlement to benefits under Section 2 (other than under Section 2(a)) is conditioned on the release of claims described in this Agreement being signed and irrevocable prior to the scheduled date of payment.   All payments under this Section 2 shall be subject to the applicable withholding requirements of all appropriate governmental authorities.

3.
Stock Compensation.   All of Executive’s unvested stock options and stock grants shall fully vest on the Release Date.  As a result of this vesting, Executive will own a total of 304,741 vested shares of Restricted Stock and 921,656 vested options as of such date. Expiration of stock options and stock grants will then be governed by the terms of the grants and the plans under which the grants were made.

4.
Other Employment; Confidentiality, Noncompetition and Nonsolicitation.  Executive is free to secure other employment elsewhere at any time after the Release Date, but shall comply with the obligations set forth in Section 5 of the Employment Agreement for the periods set forth in such Section 5.  Company will have the right to enforce such obligations using the remedies permitted under the Employment Agreement.

5.	Releases and Covenant Not to Sue.

a.
By Executive.  Except as to any dispute arising out of the performance of this Agreement or of obligations under the Employment Agreement continued by this Agreement, Executive agrees that he will not initiate or cause to be initiated against Company (or any of its agents, servants, elected officials or any person or entity acting by, through, under or in concern with it) (collectively referred to as “Released Parties”) any lawsuit, compliance review, action, grievance proceeding or appeal, investigation or proceeding of any kind, or participate in same, individually or as a representative or a member of a class, under any contract (express or implied) law or regulation (federal, state or local), pertaining or in any way related to his employment with Company.

b.
By Company.  Except as to any dispute arising out of the performance of this Agreement or of obligations under the Employment Agreement continued by this Agreement, Company agrees that, pursuant to this Agreement, it releases and forever discharges Executive from any and all claims, demands, damages, causes of action, and any liability whatsoever on account of or in any manner arising out of Executive’s employment by Company or termination of such employment

6.
Release of Damages.  Except as to any dispute arising out of the performance of this Agreement or of obligations under the Employment Agreement continued by this Agreement, Executive agrees that, pursuant to this Agreement, he releases and forever discharges Released Parties from any and all claims, demands, damages, causes of action, and any liability whatsoever on account of or in any manner arising out of Executive’s employment by Company or termination of such employment with Released Parties. By way of example only, and without limiting this release, Executive releases the Released Parties from any cause of action, right, claim or liability under the Age Discrimination in Employment Act, Title VII of the 1964 Civil Rights Act, as amended, the Fair Labor Standards Act, the United States Constitution or Arizona Constitution, the Arizona Civil Rights Act, and any other equal employment opportunity law or statute, any common law claim including wrongful discharge, imply or express contract, the covenant of good faith and fair dealing, or any other claim in tort or contract arising under the law.

7.
Bar. Executive and Company each agree that this Agreement may be pleaded as a complete bar to any action or suit by the other before any court or administrative body, with respect to any claim under federal, state or other law relating to Executive’s employment by Company or termination of such employment.

8.	Indemnification and Expenses.

a.
Executive and Company each agree (as an “indemnitor”) to indemnify and hold the other harmless from any and against all loss, costs, damages or expenses, including without limitation, attorney’s fees, arising out of indemnitor’s breach of this Agreement or the fact that any representation made by indemnitor herein was false when made.

b.
Nothwithstanding the releases and bar set forth in Sections 5, 6, and 7, nothing in this Agreement shall reduce or eliminate Executive’s right to seek and receive indemnification for expenses incurred and losses suffered as a result of claims made against Executive arising out of Executive’s service to Company (or to another entity at Company’s request) as an officer, director or employee.  Executive may seek, and Company will provide such indemnification in accordance with and subject to Company’s organizational documents, policies and agreeements with Executive governing indemnification of Executive (and other Company officers and directors) in effect on the Release Date (the “Indemnification Policies”).  Executive’s rights to indemnification shall be limited; Company shall have the right to contest its obligation to provide indemnification; Company shall be entitled to seek to recover amounts paid if indemnification is found to be inappropriate; and Company shall have the right to assume the defense of claims all in accordance with the Indemnification Policies.

c.
Company will pay on behalf of, or reimburse Executive for, reasonable legal fees incurred in by Executive connection with the negotiation, execution and delivery of this Agremeent, up to a maximum of $10,000.

9.	References. Executive agrees to inform all prospective employers that requests for references will be directed in writing to Company’s Chairman of the Board of Directors.

10.
Confidentiality of Agreement. Executive and Company each agree to keep both the existence and terms of this Agreement completely confidential, and to not disclose the contents of this Agreement to anyone except their respective attorneys, accountants and spouses, unless required to do so by law.  Because of Company’s status as a public company and Executive’s position as Principal Executive Officer, Executive acknowledges that disclosure may be required under applicable securities laws and consents to such disclosure to the extent Company’s counsel advises Company that it is necessary.

11.
Non-Disparagement.  Executive and Company each agree to not engage in oral or written comments of a disparaging nature regarding the other, to any third party, including, without limitation, their own or the other’s employers, employees, officers, directors, contractors, customers or any other person related to their respective employment or business.

12.	Denial of Liability. No provision of this Agreement shall be construed as an admission by Executive or Company of improper conduct, omissions or liability.

13.
Notice of Time for Reflection and Waiver. Executive acknowledges that he has fully discussed all aspects of this Agreement with his advisor. Executive agrees that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement. Executive is advised that, prior to waiving claims he may have under the Age Discrimination Act, he may take up to twenty-one (21) days to consider this Agreement before signing, and he may revoke this Agreement within seven (7) days after he signs this Agreement. In the event this agreement is signed prior the expiration of 21 days, Executive acknowledges that he voluntarily and knowingly agrees to waive his entitlement to take 21 days to consider this agreement for the purpose of expediting the settlement. Executive is encouraged to seek the advice of an advisor.

14.	Complete Agreement. This Agreement sets forth the entire Agreement between the parties hereto.

15.	Choice of Law. This Agreement shall be construed, enforced, and governed by the laws of the State of Washington, without regard to its conflicts of law principles.

16.
Application of Section 409A.   To the extent Section 409A of the Code is applicable, this Separation Agreement and Release is intended to comply with Section 409A of the Code and interpreted in accordance therewith,  and is to be applied  and administered in accordance with Section 4.4 of Executive’s Employment Agreement dated September 27, 2006 describing compliance with Section 409A.

17.
Severability. Should any provision of this Agreement be declared or determined by the Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal part, term or provision shall be deemed not to be a part of this Agreement.

DATE:	February 25, 2013	By: /s/	Jeffrey D. Thomas
Ambassadors Group, Inc.,

DATE:	February 25, 2013	By:/s/	James M. Kalustian,
Charinan of the Board